Exhibit 99.1

Questcor Pharmaceuticals to Present at Upcoming Investor Conferences

ANAHEIM, Calif., Feb. 24, 2011 /PRNewswire/ — Questcor Pharmaceuticals, Inc. (Nasdaq: QCOR) announced today that executive management will present at the following investor conferences during the first week of March 2011:

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The Citi Global Healthcare Conference in New York City. Don M. Bailey, President and Chief Executive Officer, is scheduled to present an overview of the Company on Tuesday, March 1, 2011 at 9:00 a.m. ET.

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The RBC Capital Markets Healthcare Conference in New York City. Steve Cartt, Executive Vice President and Chief Business Officer, is scheduled to present an overview of the Company on Wednesday, March 2, 2011 at 11:30 a.m. ET.

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The Cowen and Company Healthcare Conference in Boston. David Young, Pharm.D., Ph.D., Chief Scientific Officer, is scheduled to present an overview of the Company on Monday, March 7, 2011 at 4:00 p.m. ET.

To listen to the audio web cast of a presentation during or after the event, please visit: www.questcor.com.

About Questcor

Questcor Pharmaceuticals, Inc. is a biopharmaceutical company whose primary product helps patients with serious, difficult-to treat medical conditions. Questcor’s primary product is H.P. Acthar® Gel (repository corticotropin injection), an injectable drug that is approved by the FDA for the treatment of 19 indications. Of these 19 indications, Questcor currently generates substantially all of its net sales from two indications: the treatment of acute exacerbations of multiple sclerosis in adults and the treatment of infantile spasms in children under two years of age. Questcor is also implementing plans to commercialize Acthar for use in treating nephrotic syndrome, another on-label indication. Specifically with respect to nephrotic syndrome, the FDA has approved Acthar to “induce a diuresis or a remission of proteinuria in the nephrotic syndrome without uremia of the idiopathic type or that due to lupus erythematosus.” Questcor also markets Doral(R) (quazepam), which is indicated for the treatment of insomnia characterized by difficulty in falling asleep, frequent nocturnal awakenings, and/or early morning awakenings. For more information, please visit www.questcor.com.

SOURCE Questcor Pharmaceuticals, Inc.